Exhibit 10.1

October 23, 2009

Personal & Confidential

Michael O. Gilles

74 Oak Trail

Bolton, MA 01740

Re: Notification of Termination and Separation Agreement

Dear Michael:

As you know, Beverly National Corporation and its wholly-owned subsidiary, Beverly National Bank (together, “Beverly”) are merging with Danvers Bancorp, Inc. and its wholly-owned subsidiary Danversbank (together, “Danvers”). In anticipation of this merger, Beverly has eliminated your position. This letter gives notice under the terms of your August 29, 2005 Employment Agreement (the “Employment Agreement”) that your employment is being terminated by Beverly without “Cause” (as that term is defined in § 7(c) of your Employment Agreement) and will not be renewed.

Your employment with Beverly will end effective 2 p.m. on October 30, 2009, which is more than ten business days after Beverly delivered written notice of your termination to you (the “Termination Date”). You are expected to continue to report to work and perform your regular job duties through the Termination Date.

The remainder of this letter proposes an Agreement between you and Beverly (the “Agreement”). The goal of this Agreement is to establish an amicable arrangement for ending your employment relationship and to provide you with certain severance pay and benefits to which you would not otherwise be entitled under your Employment Agreement and/or your August 29, 2005 Change in Control Agreement (the “CIC Agreement”) in exchange for your agreement to release Beverly from any claims that you may have. If you do not enter into this Agreement, your rights to severance pay and benefits will be limited to those described in your Employment Agreement.

With those understandings and in exchange for the promises of you and Beverly set forth below, you and Beverly agree as follows:

1. Severance Pay and Benefits

(a) Severance Pay

Beverly will pay you the severance described in this Agreement as if, immediately following a Change in Control, as that term is defined in the CIC Agreement, you had

Mr. Michael O. Gilles

October 23, 2009

been terminated involuntarily by Beverly for reasons other than Cause, your death or your disability. You will receive a lump sum payment equal to (A) the product of (i) your average annual compensation determined on the basis of your annual base compensation (salary plus bonus) paid to you by Beverly National Bank during the five year period (or the term of your employment, if less) ending December 31, 2008, multiplied by (ii) the number (2), less (B) one hundred dollars. The amount of the lump sum payment to which you are entitled is outlined in Appendix A to this Agreement. The severance pay described in this paragraph is in lieu of any severance pay or benefits you would otherwise be eligible to receive under the Employment Agreement.

The lump sum payment will be made within 7 days of the Effective Date of this Agreement, as defined in Section 10 of this Agreement. All payments are subject to applicable taxes and withholdings.

(b) Severance Benefits

(i) Health and Dental Insurance. Your eligibility to participate in Beverly’s health and dental plans ceases on or after the Termination Date in accordance with the terms and conditions of each of the health and dental plans, subject to your rights to continue certain benefits at your own expense in accordance with and subject to the law known as COBRA. Within thirty days after the Termination Date, you will be sent a separate package notifying you of your rights under COBRA.1

If you elect to continue your health and dental insurance under COBRA, and provided that you and your beneficiaries remain eligible for COBRA continuation coverage, Beverly will pay on your behalf 75% of the cost of your health insurance (including that of your COBRA qualified beneficiaries) and 100% of the cost of dental insurance (including that of your COBRA qualified beneficiaries) for the first six (6) months of COBRA coverage, commencing on your Termination Date. Thereafter, provided that you and your beneficiaries remain eligible for COBRA, the COBRA payment requirements applicable to similarly situated individuals will apply.

[1]

The American Recovery and Reinvestment Act 2009 (ARRA) provides a subsidy to “assistance eligible individuals” that is applied to reduce the COBRA premium in some cases. If you are eligible, the amount that you are responsible to pay towards the COBRA premium may be eligible for the temporary subsidy for up to nine months. The COBRA package being sent to you under separate cover includes information on the ARRA premium subsidy. In particular, the “Summary of the COBRA Premium Reduction Provisions under ARRA” contains details regarding eligibility, restrictions, and obligations and the “Application for Treatment as an Assistance Eligible Individual.” If you believe you meet the criteria for the ARRA premium subsidy, complete the “Application for Treatment as an Assistance Eligible Individual” and return it with your completed COBRA Election Form.

Mr. Michael O. Gilles

October 23, 2009

(ii) Other Benefits. Except to the extent specifically provided herein or under the terms of the applicable plans, Beverly’s contributions on your behalf to its employee benefit plans and programs shall cease as of the Termination Date. Your eligibility to participate in Beverly’s other employee benefit plans and programs ceases on or after the Termination Date, subject to and in accordance with the terms and conditions of each of those benefit plans and programs. Your rights to benefits, if any, are governed by the terms and conditions of those benefit plans and programs.

2. Other Compensation

In connection with and upon the effective time of the merger with Danvers, each option to purchase Beverly common stock will be assumed by Danvers and represent the right to purchase Danvers common stock in an amount and at an exercise price as described in the Notice to Beverly Optionees delivered to you under separate cover. In addition, all restricted stock granted to you that remains unvested or forfeitable, in whole or in part, prior to the closing of the merger shall become 100% vested immediately prior to the merger.

3. Release of Claims

In consideration for, among other things, the Severance Pay and Benefits described in Section 1, to which you acknowledge you otherwise would not be entitled, you voluntarily release and discharge Beverly and its affiliates, predecessors, successors, and assigns of each of them, including but not limited to Danvers, and the current and former employees, and current and former employees of its successors and agents of each of the foregoing (any and all of which are referred to as the “Releasees”) generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown (“Claims”), which you have, claim to have, ever had, or ever claimed to have had against the Releasees. This general release of Claims includes, without implication of limitation, all Claims related to your employment with Beverly, the compensation provided to you by Beverly, the termination of your employment with Beverly, or your activities on behalf of Beverly, including, without implication of limitation, any Claims of wrongful discharge, breach of contract (including any Claims under the Employment Agreement or CIC Agreement), breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, any intentional or negligent misrepresentation, and unlawful discrimination under the common law or any statute (including, without implication of limitation, Mass. Gen. Laws ch. 151B, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.). Subject to the terms of this Section 3, you also waive any Claim for monetary damages, reinstatement, severance pay and benefits (under the Employment Agreement, CIC Agreement, or otherwise), attorney’s fees, or costs, and you agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of

Mr. Michael O. Gilles

October 23, 2009

the Releasees with respect to any Claim. As a material inducement to Beverly to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement. Nothing in this general release shall be construed to bar or limit your rights to enforce your rights under this Agreement.

4. Confidential Information

You shall not at any time divulge, use, furnish, disclose or make accessible to anyone other than Beverly or Danvers any knowledge of information with respect to confidential or secret data, procedures or techniques of Beverly (together “Confidential Information”), provided, however, than nothing in this Section shall prevent your disclosure of any such information which at any time comes into the public domain other than as a result of your violation of the terms of this Section or which you otherwise lawfully acquire.

5. Return of Property

All documents, records, materials, software, equipment, and other physical property, and all copies of any of the foregoing, including computerized data and any copies of computerized data or software, whether or not pertaining to Confidential Information, that have come into your possession or been produced by you in connection with your employment (“Property”) have been and remain the sole property of Beverly. You agree to return to Beverly all Property on or before the Termination Date or as soon as practicable thereafter. In the event that you discover that you continue to retain any such property after the Termination Date, you shall return it to Beverly immediately.

6. Tax Effect and Limitation of Payments

Beverly shall reduce payments made to you pursuant to this Agreement by deductions and withholdings that it reasonably determines to be required for tax purposes and Beverly shall make such tax-related reporting that it reasonably determines to be required with respect to payments made or benefits provided pursuant to this Agreement.

Notwithstanding any other provision of this Agreement, if by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), any compensation, payments or distribution made by Beverly pursuant to this Agreement or otherwise exceeds the amount which can be deducted by Beverly, the amount of such payments shall be reduced to the maximum which can be deducted by Beverly. To the extent that payments in excess of the amount which can be deducted by Beverly have been made to you or for your benefit, they shall be refunded with interest at the applicable rate provided under Section 1274(d) of the Code, or at such other rate as may be required in order that no such payment to you or for your benefit

Mr. Michael O. Gilles

October 23, 2009

shall be non-deductible pursuant to Section 280G of the Code. By way of illustration but without limitation, any payments made under this Agreement that are not deductible by Beverly as a result of losses which have been carried forward by Beverly for Federal tax purposes shall not be deemed a non-deductible amount of purposes of this Section 6.

7. Nondisparagement

For a period of one (1) year from the Termination Date, you agree not to take any action or make any statement, written or oral, to any current or former employee of Beverly or Danvers or to any other person which materially disparages or criticizes Beverly or Danvers, its or their management, or its or their practices or which disrupts or impairs its or their normal operations, including but not limited to actions that would (a) harm the reputation of Beverly or Danvers with its or their clients, suppliers, or the public; or (b) interfere with existing contractual or employment relationships with clients, suppliers or employees. Beverly agrees to instruct individuals who have been made aware of this Agreement not to make any statement, written or oral, to any person that disparages you. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

8. Future Cooperation

You agree to make yourself available to Beverly and Danvers for a period of one (1) year from the Termination Date to respond to reasonable requests for assistance or information with regard to matters that you were familiar with during the course of your employment, provided that such requests do not unreasonably interfere with your search for, or performance of, other employment. You also agree to cooperate reasonably with Beverly and Danvers in (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of Beverly or Danvers and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry or investigation, which relate to events or occurrences that transpired during your employment with Beverly. Your cooperation in connection with such claims or actions shall include, to the extent reasonable, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by Beverly or Danvers at reasonable times designated by Beverly or Danvers. Beverly agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with such cooperation, subject to reasonable documentation.

9. Restrictive Covenant

For a period of one (1) year from the Termination Date, you shall not, directly or indirectly, employ, attempt to employ, recruit or otherwise solicit, induce or influence to leave his employment any employee of Beverly, Danvers, or its or their subsidiaries. This Section shall not apply to solicitation by a future employer of yours who takes such actions without your assistance or consent.

Mr. Michael O. Gilles

October 23, 2009

10. Notices, Acknowledgments and Other Terms

You are advised to consult with an attorney before signing this Agreement.

You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for forty-five (45) days before signing it. To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this forty-five (45) day period. If you sign this Agreement within less than forty-five (45) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire forty-five (45) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

By signing this Agreement, you acknowledge that you are doing so knowingly and voluntarily. You acknowledge that you are not relying on any representations by me or any other representative of Beverly concerning the meaning of any aspect of this Agreement. You further acknowledge that you received on the date that you received this letter a memorandum entitled “Disclosure of Information Related to Severance Benefits.”

This Agreement is the entire agreement between you and Beverly, and all previous agreements or promises between you and Beverly relating to the subject matter of this Agreement, the CIC Agreement, and the Employment Agreement are superseded, null, and void.

This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns. Without limiting the foregoing, this Agreement shall be binding upon Danvers as successor to Beverly.

In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or Beverly. You understand that Beverly may terminate your continued eligibility for benefit continuation pursuant to this Agreement if you breach your obligations under this Agreement. The law of Massachusetts will govern any

Mr. Michael O. Gilles

October 23, 2009

dispute about this Agreement, including any interpretation or enforcement of this Agreement. In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included. This Agreement may be modified only by a written agreement signed by you and an authorized representative of Beverly.

If you agree to these terms, please sign and date below and return this Agreement to me within the time limitation set forth above.

Sincerely,

Beverly National Corporation

/s/ Donat Fournier

By: Donat Fournier

President and Chief Executive Officer

Accepted and agreed to:

/s/ Michael O. Gilles Michael O. Gilles	October 26, 2009 Date

Enclosure (Memorandum entitled “Disclosure of Information Related to Severance Benefits”)

Appendix A

Calculation of Lump Sum Payment

Lump sum payment = (i) average sum of your annual base compensation (salary plus bonus) paid to you by Beverly National Bank for the five year period (or the term of your employment, if less) preceding December 31, 2008 multiplied by (ii) the number (2), less one hundred dollars.

Year	Salary	Bonus	Annual Base Compensation (salary + bonus)
2004	n/a	n/a	n/a
2005	n/a	n/a	n/a
2006	$171,600	$31,500	$203,100
2007	$178,100	$40,000	$218,100
2008	$197,000	$47,000	$244,000
5 year average:	$182,233	$39,500	$221,733

Lump sum payment = ($221,733 x 2) – $100 = $443,367